Exhibit 99.1

GX ACQUISITION CORP. II Announces Cancellation of the Extension Meeting

New York, New York, March 17, 2023 –GX Acquisition Corp. II (NasdaqCM: “GXII”, “GX” or the “Company”), a special purpose acquisition company, today announced that it will no longer pursue an extension of the date by which it must complete its initial business combination. Therefore, the previously announced special meeting of GX’s stockholders initially contemplated to be held on March 20, 2023 for the purpose of seeking such extension has been cancelled.

As previously disclosed, on September 25, 2022, GX, NioCorp Developments Ltd., a company organized under the laws of the Province of British Columbia (“NioCorp”), and Big Red Merger Sub Ltd, a Delaware corporation and a direct, wholly owned subsidiary of NioCorp, entered into a business combination agreement (the “Business Combination Agreement”).

The transactions contemplated by the Business Combination Agreement were approved by a separate vote of the NioCorp shareholders and the GX stockholders on March 10, 2023 and March 15, 2023, respectively, and were consummated on March 17, 2023. As a result, GX has decided to (i) no longer pursue an extension of the date by which GX must complete its initial business combination and (ii) cancel the special meeting of its stockholders contemplated to be held on March 20, 2023 for the purpose of seeking such extension, without bringing the proposal for an extension to its stockholders.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements”. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, GX’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in GX’s filings with the Securities and Exchange Commission (the “SEC”). All subsequent written or oral forward-looking statements attributable to GX or persons acting on its behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of GX, including those set forth in the Risk Factors section of GX’s Annual Report on Form 10-K filed with the SEC on February 24, 2023, and as may be further amended and/or supplemented in subsequent filings with the SEC. Copies of such filings are available on the SEC’s website, www.sec.gov. GX undertakes no obligation to update these statements for revisions or changes after the date of this report, except as required by law.

Contact

Jackson Lin

646-737-4593

jlin@lambert.com